Page 27 of 50 Pages

                                                                     EXHIBIT 2.2


                                  APPENDIX A-1

                               AMENDMENT No. 1 to

                                MERGER AGREEMENT


      THIS AGREEMENT dated April 20, 1998 is made

AMONG:                                 KINROSS GOLD CORPORATION, an Ontario
                                         corporation ("Kinross");

                                       OF THE FIRST PART

                                       - and -

                                       KINROSS MERGER CORPORATION, a
                                         Delaware corporation and a
                                         wholly-owned subsidiary of Kinross
                                         ("Merger Corp.");

                                       OF THE SECOND PART

                                       - and -

                                       AMAX GOLD INC., a Delaware
                                         corporation ("Amax");

                                       OF THE THIRD PART

      WHEREAS, Kinross, Merger Corp. and Amax are parties to a Merger Agreement dated February 9, 1998 (the "Merger Agreement");

      WHEREAS, Kinross, Merger Corp. and Amax have agreed to amend the Merger Agreement as set forth herein;

      WHEREAS, the Significant Shareholder has consented to the amendment of the Merger Agreement, as contemplated hereby as required by Section 11.10 of the Merger Agreement;

      NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties agree as follows:



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                                                             Page 28 of 50 Pages

                                    ARTICLE I

                                     GENERAL

SECTION 1.01      DEFINED TERMS.

      Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

SECTION 1.02      GOVERNING LAW.

       (a)This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than the choice of law principles thereof).

       (b)Any action , suit, or other proceeding initiated by Amax, Kinross, or Merger Corp. against the other under or in connection with this Agreement may be brought in any federal or state court in the State of Delaware, as the Party bringing such action, suit, or proceeding shall elect, having jurisdiction over the subject matter thereof. Amax, Kinross, and Merger Corp. hereby submit themselves to the jurisdiction of any such court for the purpose of any such action and agree that service of process on them in any such action, suit, or proceeding may be effected by the means by which notices are to be given to it under the Merger Agreement.

                                   ARTICLE II

                                   AMENDMENTS

Section 2.01      Amendments.

      The Merger Agreement is amended as follows:

      (a) by deleting Section 1.14 in its entirety and substituting the following therefor:

           "The Board of Directors of Kinross shall make, or if such approval is required, at the Kinross Shareholders' Meeting shall submit for approval of the holders of Kinross Shares, amendments to Kinross' Articles of Incorporation or By-laws to provide that immediately following such meeting the Kinross Board of Directors shall consist of: (i) four (4) directors ("Class I Directors") who shall have terms of three years; (ii) four (4) directors ("Class II Directors") who shall have an initial term of two years and subsequent terms of three years; and (iii) four (4) directors ("Class III Directors") who shall have an initial term of one year and subsequent terms of three years. Kinross shall take all action to cause the Board



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                                                             Page 29 of 50 Pages

          of Directors of Kinross as of the Effective Time to be comprised of twelve (12) directors, six (6) of whom shall be nominees of Kinross, who are currently members of the Board of Directors of Kinross, four
          (4) of whom shall be nominees of the Significant Shareholder and two
          (2) of whom shall be nominees of Amax. Of such nominees, at least three (3) of the Kinross nominees and one (1) nominee of the Significant Shareholder shall be Class I Directors; at least one
          (1) Kinross nominee, two (2) nominees of the Significant Shareholder and one (1) nominee of Amax shall be Class II Directors; and at least two (2) nominees of Kinross, one (1) nominee of the Significant Shareholder and one (1) nominee of Amax shall be Class III Directors. The Chairman and Chief Executive Officer and the Vice Chairman of Kinross as of the Effective Time shall be as set forth in Section
          1.14 of each of the Amax and Kinross Disclosure Letters. Obtaining the Board structure set forth in the first sentence of this Section 1.14 or the designations set forth in the third sentence of this Section
          1.14 shall not be a condition to consummation of the Merger.";

      (b) by deleting Section 3.20 in its entirety and replacing it with the following: "The Board of Directors of Kinross has received an opinion from Merrill Lynch as to the matters set forth therein.";

      (c) by deleting Subsections 4.02(q) and 5.02(q) in their entirety and renumbering the existing Subsections 4.02(r) and 5.02(r) as 4.02(q) and 5.02(q), respectively; and

      (d) by inserting, immediately after the phrase "Section 5.02(j)" in Subsection 5.02(g) the phrase "113,140 Kinross Shares issued pursuant to the Kinross Employee Share Purchase Plan".

                                   ARTICLE III

                                     GENERAL

SECTION 3.01      MERGER AGREEMENT.

      Except as expressly amended or modified herein, the Merger Agreement (as amended hereby) shall continue in full force and effect in accordance with the provisions hereof and thereof as in existence on the date hereof. After the date hereof, any reference to the Merger Agreement shall mean the Merger Agreement as amended by this Agreement.

SECTION 3.02      COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one



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                                                             Page 30 of 50 Pages

or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first written above.

                              KINROSS GOLD CORPORATION


                              By:  /s/  Shelley Riley
                                 Name:  Shelley Riley
                                 Title: Corporate Secretary



                              KINROSS MERGER CORPORATION


                              By:  /s/  John Ivany
                                 Name:  John Ivany
                                 Title: Executive Vice President



                              AMAX GOLD INC.


                              By:  /s/  Leland O. Erdahl
                                 Name:  Leland O. Erdahl
                                 Title: Vice President and Chief Financial
                                        Officer



      The undersigned hereby consents to the amendment of the Merger Agreement set forth above.

                              CYPRUS AMAX MINERALS COMPANY


                              By:  /s/  Philip C. Wolf
                                 Name:  Philip C. Wolf
                                 Title: Senior Vice President